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                             [Letterhead of Foamex]


Press Release       Contact:      John Feenan            Marisa Jacobs
                                  610 859-3081           Emma Murphy
                                  David E. Bright        Gavin Anderson & Co.
                                  212 230-0488           212 373-0200
FOR IMMEDIATE RELEASE


                        FOAMEX L.P. EXTENDS TENDER OFFERS
                           ---------------------------


LINWOOD,  PENNSYLVANIA,  September 29, 1998 - Foamex International Inc. (NASDAQ:
FMXI) announced today that Foamex L.P., its indirect wholly-owned subsidiary, has extended the expiration of its previously announced tender offers for two issues of public debt from Wednesday, September 30, 1998 to Monday, October 19, 1998.

     Foamex L.P. commenced the tender offers and related consent solicitations for the public debt on September 2, 1998 in connection with the financing of a merger of a subsidiary of Trace International Holdings, Inc. into its parent corporation, Foamex International Inc., pursuant to a Merger Agreement dated June 25, 1998, as amended on July 6, 1998. The debt has an aggregate principal amount of approximately $248.0 million.

     The aggregate consideration for each series of notes will be calculated to result in a yield to the first call date of such series of notes equal to the sum of (a)(i), for the 9 7/8% Notes, the yield on the 6 1/2% United States Treasury Note due May 31, 2002 and (ii), for the 13 1/2% Notes, the yield on the 6% United States Treasury Note due August 15, 2000, and (b) 50 basis


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points. Based on the yields of the aforementioned United States Treasury Notes as of September 1, 1998 the aggregate consideration for the 9 7/8% Notes would be 118.405% and for the 13 1/2% Notes would be 120.312%. The aggregate consideration will be comprised of a consent fee of 2% and a tender price equal to the aggregate consideration less the consent fee.

     The tender offers will expire on October 19, 1998, and the consent solicitations will expire on September 30, 1998. However, Foamex L.P. will extend the tender offers until the time of the consummation of the Foamex International merger. Holders who tender their notes on or prior to the termination of the consent solicitations will receive the tender price and the consent fee. Holders who tender their notes after termination of the consent solicitations, but prior to termination of the tender offers, will receive the tender price, but will not receive the consent fee. Holders who tender their securities in the tender offers will be deemed to have submitted consents in the consent solicitations. Holders may not deliver consents without tendering their securities.

     Consummation of the tender offers, the consent solicitations, the merger and the requisite financing are subject to conditions, several of which are beyond Foamex L.P.'s control, and there can be no assurance that such transactions will be consummated.

     Foamex manufactures and markets flexible polyurethane and advanced polymer products in North America. Foamex operates


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under four business units: Foam Products, Carpet Cushion Products, Automotive
Products, and Technical Products.

     Editors note: Foamex's company logo and executive photos can be retrieved in digital form by media without any charge from Wieck Photo DataBase (972) 392-0888.


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